Exhibit 10.138

NON-EXCLUSIVE LICENSING AGREEMENT

THIS AGREEMENT BETWEEN

HI-TEX, INC., a corporation formed under the laws of the State of Michigan, one of the United States of America,

(hereinafter called the “Licensor”)

OF THE FIRST PART

-and-

QUAKER FABRIC CORPORATION OF FALL RIVER, a corporation organized under the laws of the State of Massachusetts

(hereinafter called the “Licensee”)

OF THE SECOND PART

      WHEREAS, the Licensor is the owner of Patents, Know-How and Trademark as hereinafter defined; and

      WHEREAS, the Licensee has requested a non-exclusive license to make, use, offer for sale, and sell Products under the Trademark; and

      WHEREAS, the Licensor is willing to grant such a license subject to the terms and conditions as hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties do hereby agree as follows:

ARTICLE I

DEFINITIONS

      In this Agreement, the following terms shall, unless the context clearly requires otherwise, have the meaning established for such terms in the succeeding sections of Article I:

      1.01 “CPI Rate” shall mean the applicable royalty rate, determined in accordance with Paragraph 2.30 hereof, multiplied by a fraction, the numerator of which is the CPI index for the month of June immediately preceding the anniversary of the Production Effective Date as of which a new royalty rate is to take effect and the denominator of which is the CPI index for the month of June, 2007.

      1.02 “CPI Index” shall mean the Consumer Price Index for All Urban Consumers (CPI-U) of the United States Department of Labor's Bureau of Labor Statistics in effect and generally published at the time the computation is to be made. Any change in the base year during any comparison period shall be appropriately reflected.

      1.03 “Competitive Products” shall mean any product which contains the following features:

a. Anti-microbial; and

b. Fluid barrier.

Nothing in this agreement shall preclude Licensee from selling any product which contains only one of these features.

      1.04 “Know-How” shall mean all technical information to be provided by Licensor to Licensee which is not the subject of any issued Patents but which is reasonably necessary to carry out the purposes of this Agreement and is not otherwise available to the Licensee. Know-How shall include but not be limited to processing steps manufacturing instructions, mixing instructions and technical information reasonably necessary to carry out the purposes of this Agreement, communicated, or to be communicated to Licensee which Licensor designates as confidential under the non-disclosure terms of this Agreement set forth in Schedule A hereto. All Know-How shall be subject to the non-disclosure terms of this Agreement as well as any previous non-disclosure agreements, and shall survive any termination of this Agreement.

      1.05 “Licensed Rights” shall mean the right to use the Patents, Know-How and Trademark as defined in this Agreement.

      1.06 “Licensee” shall mean Quaker Fabric Corporation of Fall River. Other affiliates of Licensee may be added to this license subject to Licensor's written consent which shall not be unreasonably withheld.

      1.07 “Patented Invention” shall mean the inventions as claimed in the Patents (as defined herein).

      1.08 “Patents” shall mean (a) the patents and patent applications set out in Schedule B, attached hereto, as well as all patents derived therefrom and any patents now controlled by Licensor necessary to the process licensed hereunder, (b) any patents and foreign patents which depend upon, or claim, priority of the patents described in clause (a) of this Section controlled by Licensor, and (c) any other patents reasonably necessary to carryout the intent of this Agreement or to practice the patent rights granted hereby, and for no other patents of Licensor. Notwithstanding the foregoing, Patents shall include any other patents granted to Licensor which are improvements to the Licensed Patents, but Licensee shall only be allowed to utilize the technology of such improvement patents in connection with the type of fabrics and markets Licensee is servicing with licensed Products at the time of the issuance of such improvement patents. In other words, the licensing of improvement patents shall be limited to Licensee using such patents to improve the quality of the licensed Products they are currently making and selling, and not to expand the license to additional types of fabrics which were not being treated or to service additional markets to which Products were not being sold.

      1.09 “Product(s)” shall mean woven fabric of the Licensee treated by Licensee in accordance with the Patents and/or Know-How and any fabric of third-parties treated by Licensee with the written consent of Licensor.

      1.10 “Territory” shall mean the United States of America.

      1.11 “Trademark” shall mean “Crypton Super Fabrics by Quaker Fabric” (see U.S. Trademark Registration No. 1,927,329 for “Crypton”).

ARTICLE II

TERMS OF LICENSE

      2.01 License. The Licensor hereby grants and confirms having granted to the Licensee, subject to the terms and conditions of this Agreement, a non-exclusive license, to make Products only in the Territory. The different types of Crypton processes that are included in this Agreement for the Licensee to manufacture in its facilities are identified in Schedule D. Licensor also grants to Licensee a non-exclusive worldwide license to offer for sale, market, advertise and sell (either directly or through Licensee's authorized dealers and representatives) Products worldwide under the Trademark. After the third year of this agreement, the royalty rate for each successive year shall be as mutually agreed upon not to exceed the CPI Rate; provided, however, if at any time another licensee is given the benefit of more favorable royalty rate terms, then Licensee shall have the right to elect to calculate all royalties due hereunder using such more favorable terms on a retroactive basis back to the time the more favorable rate terms were available. Price increases shall be effective not less than thirty (30) days after notice of the same from Licensor accompanied by reasonable evidence demonstrating such increase. In no event shall any royalty rate increase exceed 2.5%.

      2.02 Term. The term of this Agreement shall begin on November 1, 2005 and extend through the date of the last to expire of the Patents, unless earlier terminated as provided herein.

      2.03 Royalties.

(a) Beginning on the date of this Agreement, Licensee shall pay the following on the net sales of Product shipped, sold and/or invoiced (hereinafter “sold”) as set forth herein for each calendar year for the term of this Agreement:

•	$1.65 per yard for the first 1,000,000 yards sold per calendar year; and

•	$1.55 per yard for the remainder of each calendar year after 1,000,000 yards are sold.
For purposes of this Agreement, “net sales” shall be determined after deduction from gross sales for credits, cancellations and returns of Crypton fabric. In no event shall such deduction exceed 10% in the aggregate.

(b) The Licensee agrees to keep accurate records and books of accounting relating to its operation for the determination of royalties to be paid under this Agreement.

(c) Royalties shall be paid monthly by the 15th day of the month following each calendar month in respect of Product sold during the preceding month. Payments shall be accompanied by a statement disclosing the net sales of Product sold during the month preceding the statement and the amount of the royalty due. The report shall further include a listing of each customer to whom Product was sold during the preceding month along with the number of yards sold to such customer for such preceding month.

(d) All records and books of account of the Licensee, as necessary for the determination of the royalty payments to be made hereunder, shall be open on reasonable notice at reasonable times during business hours during the Term of this Agreement (but not more than once in any calendar year) for inspection and audit, at Licensor's expense, by duly authorized accountants designated by the Licensor to ascertain the accuracy of the royalty payments made hereunder by the Licensee. The said accountants shall be entitled to make notes and copies of any information contained in such records and accounts applicable to the royalty obligation hereunder and to report the same to Licensor, but such accountants and Licensor shall agree to maintain the confidentiality of such information in writing as reasonably requested by Licensee except as necessary in connection with any dispute regarding the royalties due hereunder or as may be required by law; provided, however, if Licensor believes that it is compelled by law to disclose confidential information it shall notify Licensee in writing not less than ten (10) business days prior to such disclosure to afford Licensee the opportunity to contest the requirement of disclosure with the appropriate authority. The statements as required to be furnished by subsection 2.03(c) above, shall be certified as correct by the Controller or other financial officer of the Licensee.

(e) If, following a review of the accuracy of the royalty payments and accompanying statements the Licensor's independent accountants determine that the Licensee with respect to any twelve (12) month period beginning on the Production Effective Date or an anniversary thereof (in this subsection, the “Period”) has, by sixty (60) days after the date same were due, underpaid the royalties due to the Licensor and such deficiency is in excess of ten (10%) percent of the amounts due during that period, and such determination is not disputed by Licensee or if disputed is resolved in favor of Licensor, the reasonable costs of any audit of the records and books of account of the Licensee by duly authorized independent accountants designated by the Licensor to ascertain the accuracy of the royalty payments made hereunder by the Licensee shall be borne by the Licensee and the Licensee shall be responsible for the payment of a penalty equal to fifteen (15%) percent of the deficiency and the costs of the audit. All deficiencies, penalties and other payments under this paragraph shall be due ten (10) days after written request by Licensor to Licensee.

(f) All royalty payments or other payments that may become due or have accrued under this section 2.03 shall remain obligations of the Licensee and such obligations shall survive termination of this Agreement.

(g) All royalties paid under this Agreement shall be non-refundable.

(h) To the extent Licensee has manufactured and sold Products prior to the date of this Agreement, it shall pay royalties as set forth in this Agreement, within 30 days of its execution of this Agreement and provide a report as required in Section 2.03(c).

      2.04 Patent Rights. Licensor warrants that Licensor has the authority to grant the license granted hereby and that Licensor has no reason to believe that the Patents are not valid and enforceable. The Licensor shall pay the expenses of prosecuting, renewing, maintaining and, at the Licensor's sole option, defending, and/or enforcing as applicable, in the name of the Licensor, the Patents for the Patented Invention during the Term of the Agreement wheresoever Patents are held with regard to the Patented Invention. Licensor shall be under no obligation to enforce the Patents anywhere; provided, however, in the event Licensor refuses to enforce the Patents, Licensee shall have the right to enforce the Patents on mutually agreeable terms to be worked out between the parties for each enforcement by Licensee. Licensor agrees to cooperate with Licensee in connection with any such enforcement action brought by Licensee at Licensee’s expense. In the event Licensee prevails in any such enforcement action brought by Licensee, Licensee shall have the right to recover all of Licensee’s costs and expenses associated with such action first, prior to any sharing of the balance of the damages recovered between Licensee and Licensor. The Licensee shall advise the Licensor of any product (and its manufacturer), coming to the attention of the Licensee, anywhere in the world, which incorporates the Patented Invention in such products. Licensee agrees to cooperate fully with Licensor, at Licensor's sole cost and expense, with respect to prosecuting, maintaining, defending and/or enforcing the Patents.

      2.05 Marking. The Licensee shall make appropriate notations on the Product labels (and elsewhere if appropriate) of the Patents relating to the Product in a manner consistent with the applicable laws where the Patented Invention is sold or used and subject to the reasonable prior approval of Licensor. All Product labels therefore, shall bear the following legend, and Licensee shall amend such legend to add references to additional Patents as they issue:

MANUFACTURED UNDER LICENSE FROM
“HI-TEX, INC.”
UNITED STATES PATENT NUMBERS 5,565,265, 5,747,392,
6,024,823, 6,251,210, 6,207,250, 6,492,001, 6,884,491, 6,541,138 AND 6,165,920
AND OTHER U.S. AND FOREIGN PATENTS ISSUED AND PENDING

      2.06 Additional Markings. Licensee shall also be required to conspicuously use the following trademark of Licensor in the distribution and sale of Products to third-parties as long as this Agreement is in force:

CRYPTON® SUPER FABRICS BY QUAKER FABRIC

Crypton® is a registered trademark of Hi-Tex, Inc.

      Licensee shall be required to obtain Licensor's prior written approval, which approval shall not be unreasonably withheld, as to how the trademark is to be used under this section and agrees to use said trademark with no less than the same quality standards it uses for its own significant trademarks.

ARTICLE III

DEFAULT AND TERMINATION

      3.01 Material Breach or Non-Performance. Except as expressly stated otherwise in this section, if there shall be a material breach or material failure by either party in the performance of its obligations under this Agreement, the other party may give the non-performing party written notice to cure such breach or non-performance. If the cause of such material breach or material non-performance is not corrected promptly having regard to the nature thereof, and in any event within thirty (30) days from the date of notice to cure unless otherwise stated in this section, the other party may terminate the Agreement by giving the non-performing party ten (10) days' written notice. Without limitation to the materiality of any other breach by Licensee, Licensee's failure to pay royalties, to underpay royalties by more than fifteen (15%) percent for any calendar quarter, material failure to use Licensor's chemicals substantially as directed, failure to properly mark, failure to allow an inspection by Licensor, attempt to analyze, improve, or reverse engineer Licensor's chemicals or failure to maintain Licensor's quality standards shall be deemed a material breach of this Agreement. Licensee shall only have the right to cure any particular class of breach under this section two times in any five (5) year period. Thereafter, Licensee shall have no right to cure such class of breach. Without limiting the remedies available to Licensee at law or equity or under this Agreement, Licensor specifically agrees that Licensee's damages for breach of Licensor's obligations would be difficult to ascertain and as a result Licensor agrees that a court order to Licensor specifically to perform its obligations hereunder is an appropriate remedy for Licensee.

      3.02 Events of Default. Without in any way limiting or restricting the generality of the foregoing, the Licensee/or shall conclusively be deemed to have committed a material breach or material failure in the performance of its obligations under this Agreement on the happening of any of the following events:

(i)	Licensee/or becomes insolvent;
(ii)	Licensee/or makes an assignment for the general benefit of creditors;
(iii)	Licensee/or declares bankruptcy and fails to re-organize its affairs under debtor/creditor legislation in effect, in any jurisdiction;
(iv)	a proceeding is commenced by or against Licensee/or under the bankruptcy laws for the appointment of a trustee, custodian, receiver or receiver-manager or any other official with similar powers over Licensee/or and such proceedings are not dismissed within ninety (90) days of the commencement thereof.

      3.03 Effect of Termination. On termination, the Licensee shall immediately discontinue the further manufacture of Product and use of the Trademark, but Licensee and any third-party for whom it has manufactured Product may sell any Products then in their respective inventory, or on order (and Licensee shall pay the royalty related thereto as if this Agreement had not been terminated), and cease any further use of the Patented Invention, Trademark and/or Know-How, and immediately return all Know-How which is in written or tangible form to Licensor. Additionally, for any specific programs in place for a particular customer of Licensee at the time of termination, Licensee and such customer may continue the program for one (1) year from the date of termination, provided Licensee is in compliance with all provisions of this agreement, including but not limited to all payment provisions. Should Licensee continue to manufacture, market and/or sell (except as to Product in inventory at termination and as provided above) Product or use the Trademark after termination without the written consent of Licensor, Licensee agrees that in addition to any other remedies Licensor may have injunctive relief is an appropriate remedy to prevent such further manufacture, marketing and/or sale in violation of this Agreement. Should there be a suit by either party against the other to enforce or for breach of this Agreement, the prevailing party shall be entitled to its reasonable costs and reasonable attorney fees relating thereto.

      3.04 Reversionary Rights. On termination of this Agreement all Licensed Rights of the Licensee granted by this Agreement are abrogated and canceled forthwith except as specifically provided in this Agreement.

      3.05 Other Rights. Any termination of this Agreement as provided herein shall not in any way operate to deny any of the parties' other rights or remedies, either at law or in equity or to relieve a party's obligation accrued prior to the effective date of termination. No failure or delay on the part of a party to exercise a right of termination hereunder (except where such right is specifically limited, time being of the essence in such case) nor any default by a party shall be construed to prejudice the other party's right of termination or cancellation for such default or for any other subsequent defaults.

      3.06 Licensee's Rights upon Licensor's Bankruptcy. In the event of a bankruptcy filing by Licensor, Licensee may avail itself of all rights afforded by Sec. 365(n) of the U.S. Bankruptcy Code. Failure by the Licensee to assert its rights to retain its benefits to intellectual property pursuant to Sec. 365(n)(1)(B) of the Code, 11 U.S.C., under an executory contact rejected by the trustee in bankruptcy, shall not be construed by the courts as a termination of the contract by Licensee under Sec. 365(n)(1)(A) of the Bankruptcy Code.

      3.07 The following provisions shall survive any termination of this Agreement: All of Article I, 2.03, 2.05, 2.06, 3.01, 3.03, 3.04, 3.05, 3.06, 4.02, 4.03, 4.04, 4.05, 4.06, 4.10, 4.11, 4.12, 4.13, 5.01, 5.02, 5.03, 5.04, 5.05 and 5.06.

ARTICLE IV

MISCELLANEOUS

      4.01 Chemicals and Materials. To maintain the quality standards of Licensor, Licensee agrees to use only chemicals and materials provided by Licensor to make Products. Licensee further agrees to use such chemicals and materials only in accordance with Licensor's instructions to treat fabrics under the terms of this Agreement. Licensor represents and warrants that to the best of its knowledge, such chemicals and materials present no threat to human health or the environment when so used. Licensor agrees so long as this Agreement is in force and effect to provide such chemicals and materials to Licensee for its testing and trials and in production quantities. If Licensor is not able to supply such chemicals to Licensee, Licensor agrees to license a second source to supply such chemicals to Licensor. Licensor shall provide chemicals at the following initial prices:

•	HiTex Latex W03 $1.75 Per Pound (FOB Kings Mountain, NC) For the first 1.0 million yards of production in a calendar year. $1.66 per pound after the first 1.0 million yards sold each year.

•	HiTex Primer $1.69 Per Pound (FOB Kings Mountain, NC) For the first 1.0 million yards of production in a calendar year. $1.59 per pound after the first 1.0 million yards sold each year.

•	Crypton ACT (1) Film $0.65 Per Yard (FOB Kings Mountain, NC) For the first 1.0 million yards of production in a calendar year. $0.60 Per Yard after the first 1.0 million yards sold each year.

•	HiTex Latex ACT $1.78 Per Pound (FOB Kings Mountain, NC) For the first 1.0 million yards of production in a calendar year. $1.69 per pound after the first 1.0 million yards sold each year.

      Each January, the pricing will revert to the starting point.

      and shall not increase the price of such chemicals more often than once in any twelve (12) month period and only to reflect dollar-for-dollar increases in Licensor's costs charge by unaffiliated, third-party suppliers of the chemicals as evidenced by supplier invoices. The limitation on raising the price of chemicals to once a year shall not apply to Acts of God, such as tornadoes, hurricanes, and/or acts of war that affect Licensor’s costs. Licensee shall not use chemicals or materials of Licensor other than to make Products, and any other use shall not be licensed under this Agreement, and may constitute an infringement of the Patents. Licensee shall not be allowed to resell Licensor's chemicals or materials without Licensor's prior written consent. Licensee further agrees it will not attempt to analyze, reverse engineer, duplicate, seek to improve, experiment on, or deconstruct the chemicals, materials and/or processes (“Prohibited Actions”) provided and or licensed by Licensor to Licensee under this Agreement. Should Licensee wish to suggest any improvements, it shall do so in writing to Licensor and Licensor, in its sole discretion, shall decide whether such improvements shall be pursued. If Licensor agrees to pursue any improvement, such improvements shall be owned by Licensor, and Licensee agrees to execute documents necessary to effect such ownership.

      4.02 Quality Standards. Licensee agrees to maintain the quality standards set forth in Schedule C hereto with respect to the use of chemicals, treatment, manufacture and sale of Products under this Agreement. Licensee agrees to test all products after finishing to insure they meet the quality standards of Schedule C. Such tests shall be subject to the written approval of Licensor. To further insure that these quality standards are maintained, Licensor shall have the right to inspect Licensee's manufacturing facilities relating to the practice of the license of this Agreement at any time during normal business hours with reasonable notice to Licensee and to take samples of chemicals and fabric relating to this license as Licensor deems necessary and appropriate. Licensee further agrees that all sales, advertising and/or marketing used by Licensee in connection with the manufacture, use, offer for sale, and/or sale of Product shall be subject to Licensor's prior written approval, which approval shall not be unreasonably withheld and which approval shall be deemed to have been granted if Licensor fails to notify Licensee in writing of Licensor’s decision to withhold approval within (10) ten business days of receiving sales, advertising and/or marketing materials from Licensee for review.

      4.03 Plants, Customers, Pricing and Competitive Products and Sale of Closeouts. Licensee agrees that it will only manufacture Products under this Agreement at plant locations for which Licensee gives Licensor written notice prior to any such use. Licensee agrees to sell Products at commercially reasonable prices (no dumping or close outs, etc.). In the event Licensee has to close out any inventory, it will not sell such closeout product as Crypton, and in such event the provisions of this Agreement requiring such identification shall be waived. Licensee further agrees that it will not sell any products Competitive Products as defined herein as long as this Agreement remains in force and for one year thereafter. However, in the event that a competitive product is introduced into the market, other than by Gore-Tex, that meets the Crypton product characteristics, has the equivalent branding recognition, is at a lower price and is outside of the patent coverage of Hi-Tex, then the Licensee has the right to use this additional product. Should Licensee use such additional product, it shall not be used in connection with the Trademark. Additionally, should Licensee choose to use the additional product, Licensor shall have the right to immediately terminate this agreement, and upon a termination under this section, Licensee shall not be entitled to the one-year sell-off period provided for under Section 3.03.

      4.04 Warranties. With respect to products manufactured under this License Agreement, the warranty obligations, set forth in the Non-Exclusive License Agreement between the parties of June 4, 2003 (Attached as Schedule E), shall be the responsibility of the party to whom the warranty failure is attributable. To the extent a failure occurs which is not readily attributable to Licensor or Licensee, the parties shall be equally and jointly responsible for such warranty obligations.

      Licensor further represents and warrants that to the best of its knowledge, the fabric finish of Licensor when used as intended does not present any risk to human health or the environment. Licensor shall indemnify and hold Licensee harmless for any breach of this warranty, but should Licensee desire to have its own counsel involved in any indemnified claim, it shall be at Licensor’s sole expense and such fees will not be part of any indemnification.

      4.05 Successors and Assigns. This Agreement shall be binding on and, except as otherwise herein provided, shall inure to the benefit of the legal successors, assigns or representatives of the parties.

      4.06 Notices. Any notice which is required or permitted by this Agreement to be given either party hereto shall be in writing and shall be sufficiently given if delivered personally or sent by receipted overnight or 2-3 day courier at the following addresses:

to the Licensor at:	HI-TEX, INC. 6745 Daly Road West Bloomfield, MI 48322-4595

Attention:	Randy Rubin Vice President

to the Licensee at:	QUAKER FABRIC CORPORATION OF FALL RIVER 941 Grinnell Street Fall River, MA 02721

Attention:	Duncan Whitehead Vice President

or such other address as either party may from time to time advise the other party by notice in writing. Any notice or communication given by courier to either party at the address specified herein shall be deemed to have been received by such party on the fifth (5th) business day after which it is sent provided that a strike or lock-out of employees is not then in effect or generally known to be impending. Any notice given by personal delivery shall be deemed to have been received on the next business day following such transmission.

      4.07 Force Majeure. Any delays or failure by either party hereto in performance hereunder, other than the failure of the Licensee to perform its obligations to make payments to the Licensor in accordance with the terms of this Agreement shall be excused if and only to the extent that such delays or failures are caused by occurrences beyond such party's control, including acts of God, decrees or restraints of Governments, strikes or other labor disturbances, war, sabotage, and any other causes or causes whether similar or dissimilar to those already specified, which cannot be controlled by such party. Provided that the party seeking to excuse its performance shall promptly notify the other party of the cause therefore, such performance shall be so excused during the inability of the party to perform but for no longer period, and the cause thereof shall be remedied so far as possible with all reasonable dispatch.

      4.08 Further Acts. The parties hereto agree to execute and deliver such further and other acts and things as may be necessary or desirable to give full effect to this Agreement and every part thereof.

      4.09 Modifications. This Agreement may not be changed or modified, nor may any provisions hereof be waived, except by an Agreement in writing signed by the party against whom enforcement of the change or modification is asserted.

      4.10 Consents. Unless otherwise provided specifically herein, whenever this License requires the consent of any party hereof, such consent shall mean the written consent of that party evidenced by a written document signed by the party whose consent is required.

      4.11 Sale or Assignment. Licensee may not assign or sell its rights under this Agreement, except in connection with the sale of Licensee's entire business with respect to a market segment licensed hereunder. The Licensee shall give the Licensor notice of any such assignment. Licensor may assign or sell all or a portion of its rights under this Agreement at any time to anyone without Licensee's consent.

      4.12 Taxes. Licensee shall be responsible for all taxes on royalties and payments made under this Agreement, other than taxes imposed on the Licensor by reason of its receipt of income, including, but not limited to, any taxes imposed on Licensor by any government on such royalties or payments.

      4.13 Confidential Information. The protection of confidential information of the parties shall be governed by the non-disclosure provisions of Schedule A.

ARTICLE V

INTERPRETATION

      5.01 Entire Agreement. This Agreement and the Schedules hereto, constitute the entire understanding between the parties hereto and all prior agreements, understandings, negotiations and discussions, whether written or oral are superseded by this Agreement; and the provisions herein shall not be extended or modified except by written agreement between the Licensor and Licensee. The making, execution and delivery of this Agreement by the Licensee has been induced by no representations, statements, warranties or agreements other than those herein expressed. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      5.02 Extended Meaning. In this Agreement, words importing the singular shall include the plural and vice versa, and words importing gender include all genders.

      5.03 Headings. The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not be construed to affect the interpretation of this Agreement.

      5.04 Construction and Dispute Resolution. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan. It is specifically agreed by the parties hereto that any dispute between the parties which they cannot voluntarily resolve shall be resolved by litigation (not arbitration) between the parties and shall be conducted in the applicable state and/or federal court for the State of Michigan and that shall be the exclusive and sole venue for any dispute between the parties. Each party hereby submits to the jurisdiction of the courts of such state. The prevailing party in the litigation proceeding shall be entitled to recover its expenses, including the costs of litigation and reasonable attorney's fees.

      5.05 Currency. All dollar amounts referred to in this Agreement are in U.S. funds, and all payments called for herein shall be paid in U.S. funds.

      5.06 Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. Notwithstanding the foregoing, should any material provision of this Agreement be finally found by any court of competent jurisdiction to be illegal or invalid, either party shall have the right to terminate this Agreement on 30 days written notice.

      5.07 Authority. Both parties represent and warrant that they have the authority to enter into this License Agreement.

      5.08 Time of Essence. In this Agreement, time shall be of the essence in all respects and/or all purposes hereunder.

[Signatures on next page]

      IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed as of this        day of November, 2005.

HI-TEX, INC.

BY:

ITS:

Date:

QUAKER FABRIC CORPORATION OF FALL RIVER

BY:

ITS:

Date:

SCHEDULE A

MUTUAL NON-DISCLOSURE AGREEMENT

      This non-disclosure Agreement (the “Agreement”) is made and entered into as of the Effective Date of the Licensing Agreement entered into between HI-TEX, INC., a Michigan corporation (the “Licensor”) and QUAKER FABRIC CORPORATION OF FALL RIVER, a Massachusetts company (the “Licensee”).

Recitals

      The parties above have entered into a License Agreement (the “Business Relationship”) which may involve the disclosure by each party (the “Discloser”) to the other party (the “Recipient”) of confidential and proprietary information which is owned by the Discloser, its affiliates or third parties.

Agreement

      NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree by their signature on the License Agreement as follows:

      The Confidential Information heretofore and hereafter to be exchanged between the parties is proprietary and confidential to each of the parties, respectively, and is of significant importance and value to the parties and their respective businesses. Accordingly, in order for the parties to facilitate their Business Relationship and to provide the basis for them to furnish additional Confidential Information to each other, and in consideration thereof, the parties hereto have agreed as follows:

      1. During the course of disclosures hereunder and in perpetuity thereafter, each of the parties shall not, with respect to Confidential Information received by the Recipient the Discloser:

a. publish or disclose any Confidential Information heretofore or hereafter so received to anyone other than to only those directors, officers, and employees of the Recipient who have a need to know such Confidential Information in order to carry out the purpose of the disclosures contemplated by the parties; or

b. directly or indirectly use any Confidential Information for the Recipient's own benefit (except to carry out the purposes of the disclosures described above) or for the benefit of any third-party.

      2. Each Recipient shall apply to Confidential Information such security procedures as it applies to like information of its own, provided that each Recipient shall in any event, at its own expense, provide a secure place for its retention and use of Confidential Information and observe and comply with Paragraph 3 hereof.

      3. Each party has represented and warranted to and agreed with the other of them that each of its directors, officers and employees to whom Confidential Information is disclosed will be advised in advance of the terms of this Agreement.

      4. Each party understands, acknowledges and agrees that Confidential Information is of great competitive as well as monetary value to the other and that, therefore, each party has the right to bring an action to enjoin the improper use or disclosure of Confidential Information, it being agreed that a suit for monetary damages alone would be an inadequate remedy.

      5. The parties agree to maintain any written record made of the other's Confidential Information as “Confidential.”

      6. Upon termination of the License Agreement, the Recipient shall promptly return to the Discloser all documents or records and all copies thereof containing such Discloser's Confidential Information. All documents, memoranda, notes and other writings prepared by the Recipient on the basis of such Discloser's Confidential Information shall also be returned to the Discloser promptly after such request or, in the alternative and promptly after such request, the Recipient shall destroy all of the foregoing and shall certify to the Discloser as to such destruction. The foregoing shall include, without limitation, all such records and other information in written, graphic, computer media or other form.

      7. Nothing contained herein shall be construed to grant either party a license or right to use any Confidential Information of the other, or a license under any patent, trademark, copyright, know-how or trade secret of either party, except as specifically provided in the course of the Business Relationship.

      8. “Confidential Information” is defined for purposes of this Agreement to include, but not to be limited to, any one or more of the following, which is designated as confidential by a party: trade secrets; customer lists; business plans, methods and practices; marketing plans; non-public financial data; product specifications and designs; the existence, nature, substance, progress and results of research and development projects; inventions; discoveries; formulae; processes; drawings; documents; records; and/or any other information, whether similar to the specified information or not. Confidential Information includes, without limitation, such of the foregoing as are developed by either party, alone or jointly with the other of them or others, whether or not in the course of the Business Relationship, as well as such of the foregoing as either party may furnish to the other from time to time.

      9. Each of the parties acknowledges that Confidential Information will be furnished, or otherwise made available to the other party incident to a relationship of trust and confidence.

      10. Anything herein to the contrary notwithstanding, neither of the parties, as Recipient, shall have any obligation of confidentiality with respect to any Confidential Information which:

a. was already known to the Recipient prior to acquisition from, or disclosure by the Discloser; or

b. is or becomes publicly known through no fault or act of the Recipient; or

c. is rightfully received by the Recipient from a third-party not known by the Recipient to have an obligation of confidentiality to the other party with respect thereto; or

d. is approved to release by written authorization of the Discloser; or

e. is developed by the Recipient, independently or jointly with others and, in either case, without use of or reference to Confidential Information of the other party hereto; or

f. the Recipient is ordered by a court of competent jurisdiction to disclose, pursuant to an order from which no further right of appeal exists or cannot be stayed pending any such appeal; provided such disclosure is strictly in accordance with such order, and provided further that the Recipient shall have given the Discloser prompt prior notice of such order and of any request therefore and a reasonable opportunity, at the Discloser's expense, to object to or appeal from, or to require the Recipient to object to or appeal from, any such order or request therefore and/or to obtain a protective order with respect thereto.

      11. The dispute resolution provisions of the License Agreement shall apply to this schedule.

SCHEDULE B–PATENTS

Title	App. Number	Country	Filing Date	Patent No.	Issue Date
TREATED POLYESTER FABRIC	215,305	US	03/21/94	5,565,265	10/15/96
TREATED TEXTILE FABRIC	95914799.2	EP	03/21/95	788566	03/10/04
TREATED TEXTILE FABRIC	95914799.2	BE	03/21/95	788566	03/10/04
TREATED TEXTILE FABRIC	95914799.2	FR	03/21/95	788566	03/10/04
TREATED TEXTILE FABRIC	69532677.5-08	DE	03/21/95	69532677	03/10/04
TREATED TEXTILE FABRIC	788566	GB	03/21/95	788566	03/10/04
TREATED TEXTILE FABRIC	83661 BE/2004	IT	03/21/95	788566	03/10/04
TREATED TEXTILE FABRIC	04 005 575.8	EP 1	03/21/95

STAIN RESISTANT, WATER REPELLANT, INTERPENETRATING POLYMER NETWORK COATING-TREATED TEXTILE FABRIC	08/752,429	US	11/19/96	5,747,392	05/05/98
TREATED TEXTILE FABRIC	09/072,143	US	05/04/98	6,251,210	06/26/01
TREATED TEXTILE FABRIC	31853/99	AU	03/15/99	759506	07/31/03
TREATED TEXTILE FABRIC	2003213547	AU	07/17/03

TREATED TEXTILE FABRIC	2326126	CA	03/15/99

TREATED TEXTILE FABRIC	99913873.8	EP	03/15/99

TREATED TEXTILE FABRIC	2000-541003	JP	03/15/99

TREATED TEXTILE FABRIC	9216	MX	03/15/99

TREATED TEXTILE FABRIC	506803	NZ	03/15/99	506803	08/07/03
TREATED TEXTILE FABRIC	09/050,514	US	03/30/98	6,207,250	03/27/01
TREATED TEXTILE FABRIC	99/2261	ZA	03/23/99

TREATED TEXTILE FABRIC	09/603,850	US	06/26/00	6,492,001	12/10/02
TREATED TEXTILE FABRIC	10/238,142	US	09/10/02	6,884,491

WATER-RESISTANT AND STAIN-RESISTANT, ANTIMICROBIAL TREATED TEXTILE FABRIC	09/283,379	US	03/31/99	6,165,920	12/26/00
TREATED TEXTILE FABRIC	09/849,021	US	05/04/01	6,541,138	04/01/03
TREATED TEXTILE FABRIC	10/403,205	US	03/31/03

TREATED POLYESTER FABRIC	08/687,527	US	08/07/96	6,024,823	02/15/00
TREATED TEXTILE FABRIC	11/186,558	US	07/21/05

SCHEDULE C
QUALITY STANDARDS

CRYPTON CONTRACT SPECIFICATIONS

Physical Properties

Tensile Strength	ASTM D 5034	Minimum to exceed 50 lbs. Warp and fill
Tear Strength	ASTM D 2261	Minimum to exceed 6 lbs. Warp and fill
Seam Slippage	ASTM D 4034	Minimum to exceed 25 lbs. Warp and fill
Abrasion	ASTM D 3597	Minimum 50,000 double rubs # 10 cotton duck—(contract) Minimum 15,000 double rubs # 10 cotton duck—(residential)
Pilling	ASTM D 35111	Minimum class 4
Crocking	AATCC TM 08	Class 4 wet and dry
Color Fastness	AATCC TM 16	Minimum class 4 after 40 hours
Flammability	Cal TB 117 UFAC NFPA 260	Pass Pass class 1 Pass

Resistance to Bacteria

On the date of sale to the end-user, must have anti-bacterial properties as evidenced by 4 millimeter wide growth free zones on both sides of the fabric produced against a Staphylococcus Aureus test organism and fungal resistance as evidenced by 5 millimeter wide growth free zones on both sides of the fabric produced against an Aspergillus Niger test organism.

Stain Resistance

Must pass a minimum class 4 stain resistance to Blood, Urine, Iodine, Suntan Lotion, Ketchup, Black Coffee, Milk, Cola, Salad Dressing and Mayonnaise.

Fluid Barrier

For a period of five (5) years following the date the fabric is placed in service, the fabric will act as a fluid barrier.

Suter              AATCC 127              100 cm average, with a tolerance of 10% and the average calculated by averaging the measurements at the beginning and end of the production lot–On the date of sale to the end-user.

CRYPTON RESIDENTIAL SPECIFICATIONS

(Craig to provide)

Schedule D

CRYPTON TYPE DESCRIPTION

1.	This refers to fabric wholly processed by HiTex using the standard process for flat fabrics including the process for applying the flock on the reverse side of the fabric.
2.	This is for Textured Crypton fabrics. Greige goods are processed by HiTex. The second part of the process is performed by Quaker where the fabric is softened and bulked and additional HiTex latex applied to bring Suter values up to specification.
2.5	This is also for Textured Crypton. Here the fabric has the HiTex primer applied and cured and is then softened and bulked. HiTex then applies the final latex steps.
4.	Special substrate attached to the primed fabric. All manufactured by Quaker. This is a temporary arrangement for fabrics Prana and Hara for DesignTex until a more permanent process is available for Textured Crypton.
ACT	Also a process for Textured Crypton. The fabric is primed, cured, softened and bulked at Quaker. The fabric then receives its final process at HiTex to complete the Crypton specification requirements.